Exhibit 16.1

December 29, 2014

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on December 23, 2014, to be filed by our former client, Arista Power, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

s/ EFP Rotenberg, LLP

EFP Rotenberg, LLP

Rochester, New York